Exhibit 99.1

EXHIBITS INDEX

Exhibit 99.1                              Press release dated April 29, 2013 announcing the Company’s first quarter ending March 31, 2013 earnings (furnished pursuant to Item 12).

DATALINK REPORTS 2013 FIRST QUARTER OPERATING RESULTS

Record First Quarter Revenues, Marking 12% Year-over-Year Increase

EDEN PRAIRIE, Minn., April 29, 2013 — Datalink (Nasdaq: DTLK), a leading provider of data center infrastructure and services, today reported results for its first quarter that ended March 31, 2013.  Revenues for the quarter increased 12% to record first quarter $133.6 million compared to $119.1 million for the prior-year period.

GAAP Results

On a GAAP basis, the company reported net earnings of $1.1 million or $0.06 per diluted share for the first quarter ended March 31, 2013.  This compares to net earnings of $2.2 million or $0.12 per diluted share in the first quarter of 2012.

Non-GAAP Results

Non-GAAP net earnings for the first quarter of 2013 were $3.2 million, or $0.18 per diluted share, compared to non-GAAP net earnings of $2.9 million, or $0.17 per diluted share, in the first quarter of 2012.  Earnings from operations for the first quarter of 2013 were $5.5 million or 4.1% of revenues, compared to $4.9 million or 4.1% of revenues in the first quarter of 2012.  See “Non-GAAP Details” tables included herein for a detailed reconciliation between GAAP and non-GAAP information.

The company’s results for the quarter ended March 31, 2013, include the results of operations from the acquisition of Strategic Technologies, Inc. (“StraTech”), which was completed on October 4, 2012.

“We had a strong first-quarter performance with a sales cadence that kept pace with the fourth quarter, and significant increases in key strategic areas of the business,” said Paul Lidsky, Datalink’s president and CEO.  “We continue to realize the benefits of our portfolio diversification strategy, our focus on converging data center infrastructure, and our ability to provide a complete suite of products and services that simplifies sourcing, implementation and support for enterprises that are modernizing their data center technology.”

Key year-over-year growth areas included:

•                  A 5% increase in product revenues, reflecting ongoing expansion in the company’s product portfolio as well as new customer acquisition;

•                  A 26% increase in service revenues, with services moving from 33% to 37% of the revenue mix;

•                  A 33% increase in virtual data center orders and 34% increase in virtual data center revenues, capitalizing on the market shift to unified data center infrastructures;

•                  A 37% revenue increase from Datalink’s OneCall unified support service, which enables customers to call one number for issues with platform components from multiple vendors; and

•                  A 240% revenue increase in managed services, achieved in part because of ongoing expansion of the company’s managed services portfolio.

Outlook

Based on the company’s current backlog and sales pipeline, the company projects revenues of $143 million to $153 million for the second quarter of 2013 compared to $120 million for the second quarter of 2012. The company expects second quarter 2013 net earnings to be between $0.09 and $0.15 per diluted share on a GAAP basis, and net earnings of between $0.22 and $0.28 per diluted share on a non-GAAP basis.  This compares to net earnings of $0.18 per diluted share and $0.23 per diluted share on a GAAP and non-GAAP basis, respectively, for the same period in 2012.

Non-GAAP earnings per share exclude the effect of acquisition accounting adjustments from the StraTech acquisition to deferred revenue and costs, integration and transaction costs related to acquisitions, stock-based compensation expense, amortization of intangible assets, and the related effects on income taxes. The company estimates this total effect will be approximately $0.13 per diluted share for the second quarter of 2013.

Conference Call and Webcast Today

Datalink will hold a conference call at 4:00 p.m. Central Standard Time, during which Datalink’s president and chief executive officer, Paul Lidsky, and vice president of finance and chief financial officer, Greg Barnum, will discuss company results and provide a business overview. Participants can access the conference call by dialing (877-474-9504). Participants will be asked to identify the Datalink conference call and provide the designated identification number (18292251). A live Webcast of the conference call can be heard via Datalink’s website at www.datalink.com.

About Datalink

A complete data center solutions and services provider for Fortune 500 and mid-tier enterprises, Datalink transforms data centers so they become more efficient, manageable and responsive to changing business needs. Datalink helps leverage and protect storage, server, and network investments with a focus on long-term value, offering a full lifecycle of services, from consulting and design to implementation, management and support. Datalink solutions span virtualization and consolidation, data storage and protection, advanced networks, and business continuity. Each delivers measurable performance gains and maximizes the business value of IT. For more information, call 800.448.6314 or visit www.datalink.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. This press release contains forward-looking statements, including our internal projections of certain anticipated 2013 results, which reflect our views regarding future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including those identified below, which could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “should” and other expressions which indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending upon a variety of factors, many of which are included under “Risk Factors” in our annual report on Form 10-K for our year ended December 31, 2012, including, but not limited to: the level of continuing demand for data center solutions and services including the effects of current economic and credit conditions and the ability of organizations to outsource data center infrastructure-related services to service providers such as us; the migration of organizations to virtualized server environments, including using a private cloud computing infrastructure; the extent to which customers deploy disk-based backup recovery solutions; the realization of the expected trends identified for advanced network infrastructures; reliance by manufacturers on their data service partners to integrate their specialized products; continued preferred status with certain principal suppliers; competition and pricing pressures and timing of our installations that may adversely affect our revenues and profits; fixed employment costs that may impact profitability if we suffer revenue shortfalls; our ability to hire and retain key technical and sales personnel; continued productivity of our sales personnel; our dependence on key suppliers; our ability to adapt to rapid technological change; success of the implementation of our enterprise resource planning system; risks associated with integrating completed and future acquisitions; the ability to execute our acquisition strategy; fluctuations in our quarterly operating results; future changes in applicable accounting rules; and volatility in our stock price. Furthermore, our revenues for any particular quarter are not necessarily reflected by our backlog of contracted orders, which also may fluctuate unpredictably. We cannot assure you that we can grow or maintain our revenue and backlog from current levels.  Additional factors that may cause actual results to differ from our assumptions and expectations include those set forth in our most recent filing on Form 10-K filed with the Securities and Exchange Commission.  Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made.  We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Non-GAAP Details

Non-GAAP financial measures exclude the impact from acquisition accounting adjustments to deferred revenue and costs, stock-based compensation expense, amortization of acquisition intangible assets, integration and transaction costs related to acquisitions and the related effects on income taxes.  These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures.

These non-GAAP financial measures facilitate management’s internal comparisons to our historical operating results and comparisons to competitors’ operating results. We include these non-GAAP financial measures in our earnings announcement because we believe they are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making, such as employee compensation planning. We believe that the presentation of these non-GAAP measures when shown in conjunction with the corresponding GAAP measures provides useful information to investors and management regarding financial and business trends relating to our financial condition and results of operations.

# # #

Company Contacts:

Investors & Analysts:

Greg Barnum

Vice President and CFO

Phone:  952-279-4816

Email:  gbarnum@datalink.com

Media & Alliances:

Suzanne Gallagher

SVP of Marketing

Phone: 720-566-5110

Email: sgallagher@datalink.com

Investor Relations:

Kim Payne

Investor Relations Coordinator

Phone:  952-279-4794

Fax:      952-944-7869

Email:  einvestor@datalink.com

website: www.datalink.com

DATALINK CORPORATION

STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2013	2012

Net sales:
Products	$84,422	$80,240
Services	49,165	38,848
Total net sales	133,587	119,088

Cost of sales:
Cost of products	66,065	62,584
Cost of services	37,673	29,178
Total cost of sales	103,738	91,762
Gross profit	29,849	27,326
Operating expenses:
Sales and marketing	13,208	12,557
General and administrative	5,642	4,724
Engineering	6,987	5,794
Integration and transaction costs	48	20
Amortization of intangibles	1,982	619
Total operating expenses	27,867	23,714
Earnings from operations	1,982	3,612
Interest income	16	3
Interest expense	(116)	(13)
Earnings before income taxes	1,882	3,602
Income tax expense	774	1,441
Net earnings	$1,108	$2,161

Earnings per common share:
Basic	$0.06	$0.13
Diluted	$0.06	$0.12
Weighted average common shares outstanding:
Basic	17,532	16,970
Diluted	17,927	17,340

DATALINK CORPORATION

BALANCE SHEETS

(In thousands, except share data)

	March 31,	December 31,
	2013	2012
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$5,655	$10,315
Accounts receivable, net	126,851	143,958
Receivable due from seller of StraTech acquisition	4,243	4,243
Inventories, net	1,139	2,554
Current deferred customer support contract costs	86,983	87,052
Inventories shipped but not installed	14,691	8,784
Income tax receivable	2,283	2,430
Other current assets	1,366	852
Total current assets	243,211	260,188
Property and equipment, net	6,568	6,082
Goodwill	37,780	37,780
Finite-lived intangibles, net	18,778	20,760
Deferred customer support contract costs non-current	41,153	40,771
Deferred tax asset	4,296	4,471
Long term lease receivable	897	—
Other assets	455	455
Total assets	$353,138	$370,507

Liabilities and Stockholders’ Equity
Current liabilities
Line of credit	$8,000	$6,000
Accounts payable	63,385	83,880
Accrued commissions	6,984	8,730
Accrued sales and use tax	2,529	3,489
Accrued expenses, other	5,149	6,027
Current deferred taxes	9,034	9,034
Customer deposits	4,214	3,645
Current deferred revenue from customer support contracts	106,307	105,167
Other current liabilities	158	157
Total current liabilities	205,760	226,129
Deferred revenue from customer support contracts non-current	48,945	48,167
Other liabilities non-current	792	828
Total liabilities	255,497	275,124

Stockholders’ equity
Common stock, $.001 par value, 50,000,000 shares authorized, 18,690,015 and 18,726,723 shares issued and outstanding as of March 31, 2013 and December 31, 2012, respectively	19	19
Additional paid-in capital	72,025	70,875
Retained earnings	25,597	24,489
Total stockholders’ equity	97,641	95,383
Total liabilities and stockholders’ equity	$353,138	$370,507

DATALINK CORPORATION

RECONCILIATION  BETWEEN GAAP AND NON-GAAP NET INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2013	2012

Earnings from operations on a GAAP basis	$1,982	$3,612
GAAP operating margin	1.5%	3.0%

Non-GAAP Adjustments:
Purchase accounting adjustment to acquired deferred revenue and cost, net	512	12
Total gross margin adjustments	512	12

Stock based compensation expense included in sales and marketing	272	163
Stock based compensation expense included in general and administrative	526	287
Stock based compensation expense included in engineering	143	140
Integration and transaction costs	48	20
Amortization of intangible assets	1,982	619
Total operating expense adjustments	2,971	1,229

Non-GAAP earnings from operations	5,465	4,853
Non-GAAP operating margin	4.1%	4.1%

Interest expense, net	(100)	(10)
Income tax expense impact including Non-GAAP items	2,205	1,961

Non-GAAP net earnings	$3,160	$2,882

Non-GAAP net earnings per share - Basic	$0.18	$0.17
Non-GAAP net earnings per share - Diluted	$0.18	$0.17

Shares used in non-GAAP per share calculation - Basic	17,532	16,970
Shares used in non-GAAP per share calculation - Diluted	17,927	17,340

DATALINK CORPORATION

STATEMENT OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2013	2012

Cash flows from operating activities:
Net earnings	$1,108	$2,161
Adjustments to reconcile net earnings to net cash provided by operating activities:
Provision (benefit) for bad debts	8	(45)
Depreciation	487	339
Amortization of finite lived intangibles	1,982	619
Deferred income taxes	175
Stock based compensation expense	941	590
Changes in operating assets and liabilities:
Accounts receivable, net	16,202	24,358
Inventories	(4,492)	732
Deferred costs/revenues/customer deposits, net	2,174	2,295
Accounts payable	(20,495)	(24,734)
Accrued expenses	(3,584)	(1,858)
Income tax receivable	147	—
Income tax payable	—	638
Other	(549)	600
Net cash provided by operating activities	(5,896)	5,695

Cash flows from investing activities:
Sale of investments	—	2,294
Purchases of property and equipment	(973)	(1,316)
Net cash provided by (used in) investing activities	(973)	978

Cash flows from financing activities:
Net proceeds under line of credit	2,000	—
Excess tax from stock compensation	277	467
Proceeds from issuance of common stock from option exercise	176	177
Tax withholding payments reimbursed by restricted stock	(244)	(730)
Net cash provided by (used in) financing activities	2,209	(86)

Increase (decrease) in cash and cash equivalents	(4,660)	6,587
Cash and cash equivalents, beginning of period	10,315	18,947
Cash and cash equivalents, end of period	$5,655	$25,534

Supplemental cash flow information:
Cash paid for income taxes	$175	$335
Cash received for income tax refunds	$—	$—